Exhibit 99.1

LHC Group Announces First Quarter 2008 Results

LAFAYETTE, La.--(BUSINESS WIRE)--LHC Group, Inc. (NASDAQ: LHCG):

First Quarter Highlights:

  Net service revenue of $83.5 million;
  Income from continuing operations of $5.5 million; and
  Earnings per share from continuing operations of $0.31.

LHC Group, Inc. (NASDAQ: LHCG), a premier provider of post-acute healthcare services primarily in non-urban markets in the United States, announced today its financial results for the first quarter ended March 31, 2008.

Financial Results for the First Quarter

  Net service revenue for the first quarter ended March 31, 2008, increased 21.5% to $83.5 million compared with $68.7 million in 2007.
  Income from continuing operations for the first quarter of 2008 totaled $5.5 million, or $0.31 per diluted share, compared with income from continuing operations of $6.1 million, or $0.34 per diluted share, for the first quarter of 2007. Income from continuing operations for the first quarter of 2008 includes a one-time charge of $225,000, or $0.01 per diluted share, for the termination of the credit line with GMAC.
  Net income for the first quarter of 2008 totaled $5.3 million, or $0.30 per diluted share, compared with net income of $5.8 million, or $0.33 per diluted share, for the first quarter of 2007. Net income for the first quarter of 2008 includes an after tax loss from discontinued operations of $131,000, or $0.01 per diluted share.
  For the three months ended March 31, 2008, completed Medicare episodes increased 46.4% to 25,415 compared with 17,365 in 2007.
  Medicare admissions increased 34.0% to 9,828 compared with 7,333 in 2007.
  Commercial and Managed Care admissions decreased 18.8% to 2,170 compared with 2,673 in 2007. Although Commercial and Managed Care admissions decreased, Commercial and Managed Care revenue increased 17% to $7.4 million in the first quarter of 2008 compared with $6.3 million in the same period of 2007.
  Days sales outstanding, or DSO, for the three months ended March 31, 2008, was 74 days as compared with 79 days for the same three-month period in 2007.
  DSO, when adjusted for unbilled accounts receivables from acquisitions on hold pending change of ownership processing by fiscal intermediaries, decreased to 56 days as compared with 68 days for the comparable period in 2007.

In commenting on the results, Keith G. Myers, chief executive officer of LHC Group, said, “We are very pleased with our financial results in the first quarter of 2008. Our performance is a tribute to the hard working and dedicated employees of LHC Group who faced the adversity of the new reimbursement environment head-on. The depth and experience of our management team has once again proven to be the competitive edge that enables us to transform challenges into opportunities. Our continued success acknowledges the long-term commitment to excellence that is ingrained in our culture and in every member of the LHC Group family. Our commitment to the patients, families and communities we serve is at the heart of everything we do.”

Conference Call

The live broadcast of LHC Group’s conference call will begin at 11:00 a.m. Eastern time on Thursday, May 1, 2008. Speakers on the call will include Keith Myers, chief executive officer; John Indest, president and chief operating officer, and Pete Roman, senior vice president and chief financial officer. A link to the webcast can be found under the investor relations section of the Company’s website, www.lhcgroup.com, or at www.earnings.com. A replay of the webcast will also be archived on LHC Group’s website. A telephone replay will be available for one week by dialing (888) 286-8010 (US) or (617) 801-6888 (international) and entering the pass code 57604221.

About LHC Group, Inc.

LHC Group is a premier provider of post-acute healthcare services primarily in non-urban markets in the United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. These forward-looking statements include, among other things, statements regarding our financial performance for 2008 and the impact that recent changes in reimbursement and our operations will have on our future results. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

LHC GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (dollars in thousands, except share data)

	March 31, 2008	Dec. 31, 2007
	(unaudited)
ASSETS

Current assets:
Cash	$1,072	$1,155
Receivables:
Patient accounts receivable, less allowance for uncollectible accounts of $7,027 and $8,953 at March 31, 2008 and December 31, 2007, respectively	68,165	70,033
Other receivables	2,998	2,425
Amounts due from governmental entities	1,249	1,459
	72,412	73,917
Deferred income taxes	2,331	2,946
Prepaid expenses and other current assets	3,830	4,423
Assets held for sale	556	556
Total current assets	80,201	82,997
Property, building and equipment, net	14,440	12,523
Goodwill	66,985	62,227
Intangible assets, net	14,167	14,055
Prepaid acquisition costs	8,300	-
Other assets	4,067	3,183
Total assets	$188,160	$174,985

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and other accrued liabilities	$7,938	$6,103
Salaries, wages and benefits payable	14,085	11,303
Amounts due to governmental entities	3,162	3,162
Income taxes payable	1,691	863
Current portion of capital lease obligations	105	88
Current portion of long-term debt	527	433
Total current liabilities	27,508	21,952
Deferred income taxes, less current portion	3,284	3,243
Capital lease obligations, less current portion	23	63
Long-term debt, less current portion	4,871	2,847
Minority interests subject to exchange contracts and/or put options	20	121
Other minority interests	3,288	3,388
Stockholders’ equity:
Common stock — $0.01 par value: 40,000,000 shares authorized; 20,770,254 and 20,725,713 shares issued and 17,816,466 and 17,775,284 shares outstanding at March 31, 2008, and December 31, 2007, respectively	178	177
Treasury stock — 2,953,788 and 2,950,429 shares at cost, respectively	(2,939)	(2,866)
Additional paid-in capital	82,411	81,983
Retained earnings	69,516	64,077
Total stockholders’ equity	149,166	143,371
Total liabilities and stockholders’ equity	$188,160	$174,985

LHC GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (dollars in thousands, except share and per share data) (unaudited)

	Three Months Ended March 31,
	2008	2007
Net service revenue	$83,473	$68,727
Cost of service revenue	41,896	34,617
Gross margin	41,577	34,110
Provision for bad debts	3,686	1,741
General and administrative expenses	26,873	20,927
Operating income	11,018	11,442
Interest expense	148	83
Non-operating income, including (gain) on sales of assets	(402)	(293)
Income from continuing operations before income taxes and minority interest allocations	11,272	11,652
Income tax expense	3,363	3,794
Minority interest	2,440	1,807
Income from continuing operations	5,469	6,051
Loss from discontinued operations (net of income tax benefit of $84 and $162 in the three months ended March 31, 2008 and 2007, respectively)	(131)	(266)
Net income	5,338	5,785
Redeemable minority interests	101	35
Net income available to common stockholders	$5,439	$5,820

Earnings per share — basic:
Income from continuing operations	$0.31	$0.34
Loss from discontinued operations, net	(0.01)	(0.01)
Net income	0.30	0.33
Redeemable minority interests	0.01	—
Net income available to common shareholders	$0.31	$0.33

Earnings per share — diluted:
Income from continuing operations	$0.31	$0.34
Loss from discontinued operations, net	(0.01)	(0.01)
Net income	0.30	0.33
Redeemable minority interests	0.01	—
Net income available to common shareholders	$0.31	$0.33

Weighted average shares outstanding:
Basic	17,800,066	17,748,369
Diluted	17,813,967	17,807,338

LHC GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands) (unaudited)

	Three Months Ended March 31,
	2008	2007
Operating activities
Net income	$5,338	$5,785
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	877	710
Provision for bad debts	4,040	1,816
Stock-based compensation expense	385	227
Minority interest in earnings of subsidiaries	2,330	1,756
Deferred income taxes	(86)	(596)
Gain on sale of assets	(346)	-
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(2,817)	(12,801)
Prepaid expenses, other assets	472	526
Accounts payable and accrued expenses	6,112	4,573
Net amounts due governmental entities	210	(61)
Net cash provided by operating activities	16,515	1,935

Investing activities
Purchases of property, building, and equipment	(5,527)	(716)
Proceeds from sale of entities	3,081	-
Cash paid for acquisitions, primarily goodwill, intangible assets and prepaid acquisition costs	(14,031)	(5,865)
Net cash used in investing activities	(16,477)	(6,581)

Financing activities
Proceeds from line of credit	5,442	-
Payment on line of credit	(5,442)	-
Proceeds on debt issuance	5,050	-
Principal payments on debt	(2,932)	(39)
Payments on capital leases	(23)	(66)
Excess tax benefits from vesting of restricted stock	33	46
Proceeds from employee stock purchase plan	134	88
Minority interest distributions, net	(2,383)	(1,404)
Net cash used in financing activities	(121)	(1,375)
Change in cash	(83)	(6,021)
Cash at beginning of period	1,155	26,877
Cash at end of period	$1,072	$20,856

Supplemental disclosures of cash flow information
Interest paid	$148	$83
Income taxes paid	$1,885	$1,240

LHC GROUP, INC. AND SUBSIDIARIES SEGMENT INFORMATION (in thousands)

	Three Months Ended March 31, 2008
	Home- Based Services	Facility- Based Services	Total
Net service revenue	$68,363	$15,110	$83,473
Cost of service revenue	33,379	8,517	41,896
Provision for bad debts	3,246	440	3,686
General and administrative expenses	23,161	3,712	26,873
Operating income	8,577	2,441	11,018
Interest expense	101	47	148
Non-operating income, including gain on sale of assets	(285)	(117)	(402)
Income from continuing operations before income taxes and minority interest	8,761	2,511	11,272
Minority interest	1,740	700	2,440
Income from continuing operations before income taxes	7,021	1,811	8,832
Total assets	$161,891	$26,269	$188,160

LHC GROUP, INC. AND SUBSIDIARIES SEGMENT INFORMATION (in thousands)

	Three Months Ended March 31, 2007
	Home- Based Services	Facility- Based Services	Total
Net service revenue	$55,066	$13,661	$68,727
Cost of service revenue	26,028	8,589	34,617
Provision for bad debts	1,224	517	1,741
General and administrative expenses	16,612	4,315	20,927
Operating income	11,202	240	11,442
Interest expense	54	29	83
Non-operating income, including gain on sale of assets	(204)	(89)	(293)
Income from continuing operations before income taxes and minority interest	11,352	300	11,652
Minority interest	1,421	386	1,807
Income from continuing operations before income taxes	9,931	(86)	9,845
Total assets	$128,165	$35,856	$164,021

CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com